Exhibit 10.2

MASTER SUPPLY AGREEMENT

This Supply Agreement (“Agreement”) is effective July 30, 2021, (“Effective Date”), by and between Sanyoseiko Co., Ltd., with its headquarters at 1435, Ozawa, Saruhashi-machi, Otsuki-shi, Yamanashi 409-0616, Japan (“Company” or “Supplier”), and Bluejay Diagnostics, Inc. a Delaware Corporation with an office at 360 Massachusetts Avenue, Suite 203, Acton MA 01720 (“Bluejay”).

Background

WHEREAS, Company provides package design, product/kit manufacturing, hardware updates/upgrades, software and firmware updates/upgrades, fulfillment and shipping services required by Company’ customers; and

WHEREAS, Bluejay is engaged in the development, manufacturing, sales, and marketing of medical tests and devices; and

WHEREAS, Company and Bluejay desire that Company manufacture and supply the Product (as defined herein) to Bluejay as provided herein; and

WHEREAS, in consideration of Bluejay entering into this Agreement, Company has agreed not to compete with Bluejay under the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the covenants and representations contained herein and intending to be legally bound, Company and Bluejay (each a “Party” and collectively the “Parties”), agree as follows:

1.	DEFINITIONS

In this Agreement the following terms, when capitalized, shall have the following meanings:

1.1.	“Affiliate(s)” means any person that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement; each of the words “control” or “controlled” as used in this clause shall mean ownership of any such person which is more than fifty percent (50%) of the shares, or the right to elect the majority of the board of directors or such other similar governing body.

1.2.	“Agreement” has the meaning set forth in the first paragraph of this Agreement as amended from time to time by the Parties in accordance with Section 12.12, along with all Purchase Orders entered into by the Parties.

1.3.	“Anti-Corruption Laws” means all applicable global anti-corruption laws including the U.S. Foreign Corrupt Practices Act (FCPA).

1.4.	“Applicable Laws” means all national, supra-national, federal, state, local, foreign or provincial laws, rules, regulations, orders, decrees, directives including cGMP (if applicable) and Anti-Corruption Laws, case law, as well any interpretation or administration of any of the foregoing and any guidance, guidelines and requirements of any regulatory authorities and any industry codes of practice in effect from time to time applicable to the activities performed under this Agreement and the handling of products in any part of the Territory including any relevant environmental, health and safety laws and regulations.

1.5.	“Bluejay Indemnitee” has the meaning set forth in Section 11.1.

[Confidential Information of Bluejay and Company]

1.6.	“Bluejay Supplied Materials” mean any components, reagents or raw materials supplied by Bluejay for use in the manufacture of the Product.

1.7.	“Calendar Quarter” means each of the three-month periods ending March 31st, June 30th, September 30th and December 31st.

1.8.	“Components” means any parts, components, and other materials that are necessary for, or used in, the manufacture, processing, and packaging of Products.

1.9.	“Confidential Information” means any and all information of any kind disclosed by the one Party to the other whether in oral, written, electronically transmitted or any other format, including without limitation, data, software, business plans, work plans, cost and pricing information, pricing methodologies, purchasing information, client lists, member lists, finances, programs, products, processes, methods, techniques, mathematical formulae, algorithms, know-how, concepts, ideas, computer programs, volumes, invoices, pickup or destination points, subcontractor or vendor network, promotions, operations or business relationships, all customer information and all record-bearing media disclosing such information and techniques. Without limitation to the foregoing, the Technology Information and all Inventions shall be deemed the Confidential Information of Bluejay and not Company.

1.10.	“Custom Manufacturing Equipment” means any equipment customized for the production of the “Product(s)”.

1.11.	“Delivery Date” means the date specified in a Purchase Order (as defined below) on which Supplier is required to deliver a specific quantity of a Product to the designated delivery place.

1.12.	“Disclosing Party” means, with respect to Confidential Information and materials, the Party on whose behalf such Confidential Information (or materials) is provided to the other Party.

1.13.	“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.14.	“E&O Materials” means excess and obsolete quantities of Components and raw materials used in the manufacture Products that are no longer needed by Supplier in the manufacture of Products to be supplied to Bluejay (pursuant to a Purchase Order or otherwise hereunder) and that cannot be reasonably used by Supplier.

1.15.	“Toray Agreement” means that certain Technology and Patent License Agreement by and among Bluejay, Toray Industries, Inc. Dated as of October 6, 2020, as amended, restated, supplemented or otherwise modified from time to time.

1.16.	“Intellectual Property” means all intellectual property rights, including rights to patents, Know-How, utility models, registered designs, design rights, copyrights, copyright registrations, trade secrets, names, logos, trademarks, trade dress and service marks and similar intellectual property rights.

1.17.	“Know-How” means any information, improvements, practices, formula, trade secrets, techniques, procedures, knowledge, skill, experience, results, and any information regarding marketing, pricing, distribution, cost, sales or manufacturing.

1.18.	“Liabilities” has the meaning set forth in Section 11.1.

[Confidential Information of Bluejay and Company]

1.19.	“Lot” means a specific quantity of Products that are intended to be of uniform character and quality and are produced during the same cycle of production as defined by the applicable batch record.

1.20.	“Manufacturing Processes” means the methods, processes, materials (including raw materials and manufacturing materials), controls and facilities (including the equipment and equipment location) used in the manufacturing operations to produce the Product(s), including the design, manufacture, packaging, labeling, handling, storage, distribution, installation and servicing of the Product(s), as applicable, given the nature of the Product.

1.21.	“Master Batch Record” means the compilation of the “Bill of Materials”, work order, manufacturing and inspections forms for a Lot.

1.22.	“Product(s)” means the finished Symphony™ products comprising one or more components, including Symphony Fluorescence Immunoanalyzer, Symphony Cartridges, Symphony Balance Cartridges, Symphony Inspection Cartridges cables, installation devices, maintenance devices, and accessories (together with labeled packaging, kitting, and the like) as identified in more detail in Exhibits attached hereto, and any other Products that may be specified in any Product Addendum, and manufactured, packaged, and labeled for and provided to Bluejay in accordance with the Specifications and other requirements of this Agreement.

1.23.	“Product Addendum” means any written agreement by the parties hereto specifying new or additional products to be supplied under this Agreement that expressly references this Agreement.

1.24.	“Purchase Order” means a purchase order substantially in the form attached hereto as Exhibit D, or as otherwise agreed between the parties.

1.25.	“Product Procedures” means any procedures, protocols, or instructions pertaining to the production or handling, all described in Exhibit A attached hereto.

1.26.	“Receiving Party” means, with respect to Confidential Information and materials, the Party who receives Confidential Information (or materials) from the other Party.

1.27.	“Serial Number” means a unique identifier assigned to an individual Product to uniquely identify it. The Serial Number may contain letters, numbers, or other typographical symbols.

1.28.	“Site” has the meaning set forth in Section 4.2.

1.29.	“Specifications” the complete and accurate description of the shape, appearance, features, functionality, quality and other characteristics of a Product and the Manufacturing Processes, standard procedures, formulae, specifications, tests (and testing protocols), labeling, packaging and other standards pertaining to such Products all as described in Exhibit A attached hereto.

1.30.	“Supplier Facility” means the facility or facilities of Supplier at which one or more Products are manufactured or assembled, and, if under this Agreement the Supplier is required to have Products manufactured only by designated manufacturers authorized by Bluejay, the facilities of such authorized manufacturers.

1.31.	“Supplier” has the meaning set forth in the first paragraph of this Agreement.

1.32.	“Technology” has the meaning set forth in Section 4.1.

[Confidential Information of Bluejay and Company]

1.33.	“Technology Information” means any information, Know-How, technical information and data, design and other intellectual property related to the Product, including without limitation, as provided by Bluejay to Supplier in connection with the transfer of the Technology as set forth in Section 4.

1.34.	“Term” has the meaning set forth in Section 6.1.

1.35.	“Territory” means worldwide.

1.36.	“Third Party” means any person other than a Party or their Affiliates.

1.37.	“Third Party Claims” has the meaning set forth in Section 11.1.

1.38.	“Unacceptable Performance” means Company fails to deliver Products in accordance with the terms of this Agreement pursuant to an accepted Purchase Order within 60 calendar days of the fulfillment date.

1.39.	Other Definitional and Interpretative Provisions. References herein to days means calendar days; provided, however, that any right, duty or obligation set forth herein that falls on a Saturday, Sunday, bank holiday or public holiday in the United States shall be deemed to fall on the immediately following business day. The words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Ambiguities, if any, in this Agreement will not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either Party.

2.	SUPPLY AND PRICING.

2.1.	Supply. Following transfer of the Technology by Bluejay to Company as set forth in Section 4.3 herein and completion of Exhibit A and Exhibit B hereof to the satisfaction of the Parties, Company shall manufacture and supply the Product(s) to Bluejay in accordance with the Specifications mutually agreed upon in writing, the other requirements of this Agreement, and each Purchase Order. Bluejay shall purchase the Product(s) from Company, subject to the terms and conditions set forth herein. Company will be prepared to supply no less than the minimum quantity as set forth in Section 3.

2.2.	Price. The prices for the Products ordered by Bluejay hereunder shall be as set forth in US Dollars. The Prices detailed in Exhibit C shall represent the base prices for the Products. If additional Products are requested, Prices shall be established pursuant to good faith negotiations between the Parties. The Parties shall adjust the Price by mutual accord in consideration of change in price of materials or labor from time to time upon request from Company. If there should be a severe change in market condition or drastic change in exchange rate during the term of this Agreement, the Parties shall, at the request of either Party, in good faith discuss and review the Price set forth above.

[Confidential Information of Bluejay and Company]

2.3.	Payment Terms. Unless disputed by either Party, Bluejay shall pay Company for each delivery of Product(s) within thirty (30) calendar days after receipt of Supplier’s proper invoice. Supplier shall invoice Bluejay for the Products following in-house QC and release to inventory of each Serial Number or Lot. Each invoice must include the applicable Purchase Order number, quantity, Serial Numbers or Lot Numbers, and parts numbers of Product shipped, the payment terms provided for by this Agreement, and other information reasonably requested by Bluejay or Bluejay’s Agent. Invoices must be sent to the “bill to” address specified in the Purchase Order. In the event the full amount of any invoice issued by Company under this Agreement is not paid by Bluejay when due, any unpaid amount shall bear interest from the due date until paid in full, at an interest of 14.6 per cent per year on the basis of 365 days year.

3.	FORECASTS, FIRM LEAD-TIME, PURCHASE ORDERS, AND SUPPLY COMMITMENT

3.1.	Forecasts. In order to facilitate Company’s forward planning process for Products, and to assist Company in making certain decisions relative to inventory of long lead-time raw materials during the Term, at least eight (8) weeks before the end of each Calendar Quarter, Bluejay will submit to Company, in writing, a rolling quarterly forecast of its estimated requirements for the Products covering a period of not less than four (4) Calendar Quarters (each a “Rolling Quarterly Forecast”). The current quarter of the Rolling Quarterly Forecast is to be binding. In the event that Bluejay subsequently orders, during the ensuing Calendar Quarter, more than its forecasted amount of any given Product, Company shall use reasonable commercial efforts to supply the requested amounts to Bluejay. The minimum quantity of Products for each Calendar Quarter in the Rolling Quarterly Forecast shall be set forth in Exhibit A.

3.2.	Firm Lead-Time. Firm lead-time for Products ordered hereunder shall be no more than six (6) weeks from the time of receipt of completed documentation (the “Firm Lead-Time”). Bluejay may not make changes to any Purchase Orders issued hereunder within the Firm Lead-Time without the consent of Company.

3.3.	Purchase Orders. During the Term of this Agreement, Bluejay may issue Purchase Orders containing instructions for specific performance under this Agreement, specifying the Specification number and quantities (and type, if applicable) of the Products desired. Company shall notify Bluejay immediately if the Specification number on the Purchase Order does not match the Specification number of the Product that Company has agreed to produce. Such Purchase Orders shall constitute the only authorization for Company to provide Products to Bluejay, and Bluejay shall accept only that specific performance that has been pre-authorized as evidenced by a Purchase Order. No Purchase Order will be effective unless and until it has been agreed to and signed by authorized representatives of both Parties. Subject to the minimum requirements of this Section, Bluejay may make changes to quantities, and/or delivery dates or delivery locations specified in issued Purchase Orders without penalty, additional cost, or the consent of the Company, provided that such changes are made outside of the Firm Lead-Time (as established in Section 3.2). Company shall reference the Purchase Order number on all packing slips (and/or bills of lading) and invoices (including commercial invoices) for Product(s) delivered hereunder. Any term or condition of any Purchase Order, packing slip, bill of lading, or invoice that is different from or contrary to the terms and conditions of this Agreement shall be void and of no force and effect unless otherwise mutually agreed in writing by the Parties.

3.4.	Raw Material Inventory. Company shall maintain inventories of all raw materials, components and packaging as are reasonably intended to meet demand for the Products based on the then- current Rolling Quarterly Forecast.

3.5.	Exclusivity. Company as being the sole third party supplier of Product(s) for Bluejay and its Affiliates for a three (3) year period from the Effective Date (such period, as extended herein as applicable is the “Exclusivity Period”). Following such three (3) year period, the Exclusivity Period shall automatically renew for successive periods of one year on each anniversary of the Effective Date unless Bluejay notifies Company in writing, by no later than 90 days prior to the expiration of the then-current Exclusivity Period, of its intent not to renew the Exclusivity Period due to Unacceptable Performance. For avoidance of doubt, Bluejay reserves the right to manufacture the Product(s) itself during the Exclusivity Period.

[Confidential Information of Bluejay and Company]

4.	TRANSFER OF TECHNOLOGY

4.1.	Bluejay shall provide to Company all manufacturing, formulation and analytical technology necessary for Company to perform the proposed developments in Exhibit A and Exhibit B (the “Technology”). Bluejay represents and warrants that the use of Technology will not infringe on any third party’s intellectual property rights. All Technology developed by Company in Exhibit A and Exhibit B shall be transferred to Bluejay within ninety (90) days after completion.

4.2.	Bluejay shall be responsible to inspect the Technology at the site of Product manufacture (the “Site”), and Company shall provide prompt and reasonable assistance with the transfer or qualification of such Technology, which assistance shall include making appropriate personnel available to Bluejay or its designee at reasonable times and places upon reasonable notice for purposes of facilitating such transfer. For the avoidance of doubt, Bluejay shall remain solely responsible for its obligations as set forth in Section 4.3.

4.3.	Bluejay and Company acknowledge and agree that the obligations of Company under this Agreement to manufacture and supply Product are contingent upon the Technology being delivered and installed at the Site to the satisfaction of the Parties.

4.4.	Bluejay shall be responsible for obtaining and maintaining all product registrations, approvals and licensing fees necessary to manufacture the Product, including, without limitation, any approvals or consents required under the Toray Agreement. All transportation, shipping and handling costs related to the transfer of the Technology shall be paid by Bluejay.

4.5.	Bluejay shall provide to Company the necessary technical information related to the Technology and any enhancements, improvements or modifications to the Technology.

4.6.	Bluejay agrees to provide Company with technical support as reasonably required by Company to permit Company to commence operation and production of the Products. Such support shall include visits by qualified personnel to the Site and consultation by telephone, video calls, or e-mail regarding technical matters and instruction of Company personnel at the Site.

4.7.	Company shall keep the Technology insured against all risks of loss or damage from every cause whatsoever (other than Technology malfunction) for no less than the full replacement value thereon and shall carry comprehensive public liability, theft and property damage insurance with contractual liability.

5.	QUALITY ASSURANCE, ACCEPTANCE AND DELIVERY

5.1.	Quality Control Product Sample. Company shall inspect/test such quantity of Quality Control (“QC”) Product sample as set forth in Exhibit B. Company shall inspect/test the QC Products or Product samples and notify Bluejay whether the QC Products or Product samples perform as required (as specified in Exhibit B). If the QC Products or Product samples are acceptable, the Lot or Serial Number of Product will be released into inventory and available for shipment. If the QC Products or Product samples are not acceptable, Company shall investigate the failure and attempt to correct the issues in accordance with Section 5.2. Without limitation to the foregoing, if the FDA or other applicable regulatory authority asserts that Company has failed to comply with any applicable regulatory standard in connection with the manufacture of the Product, or if (a) Company delivers Product that does not conform with the Specifications or was not manufactured in compliance with cGMP (if applicable), or (b) Company notifies Bluejay that Product delivered under this Agreement does not conform with the Specifications or was not manufactured in compliance with cGMP (if applicable), then Bluejay or any of its Affiliates, at its cost and expense, shall have the right to inspect such portions of the Supplier Facility that relate to the manufacture and testing of such Product upon forty-eight (48) hours’ notice, during normal business hours.

[Confidential Information of Bluejay and Company]

5.2.	Failure of QC Product or Lot of Product. If a QC Product fails to meet the Production Warranties based on Company’ in-house QC as listed in Exhibit A, Company shall thereafter have an opportunity to cure any such defect. If successful rework of the Product is not performed by Company within thirty (30) days, the Product shall not be released into inventory or made available for shipment and shall be subject to a full credit, full refund or full replacement at Bluejay’s sole and exclusive option. In addition, if, following release into inventory or being made available for shipment, any Product fails to meet the Production Warranties based on Bluejay’s inspection of Products conducted within business five (5) days after Products reaches the destination, Bluejay shall receive full credit, full refund or full replacement for such Product at Bluejay’s sole and exclusive option. In no event shall Company be obligated to replace, credit, or refund, or accept back any Product that fails to perform solely as a result of any the improper storage, use, or handling by Bluejay or any cause arising after the risk of loss of Products passes to Bluejay pursuant to Section 5.6 (a “Bluejay Cause”).

5.3.	If the Parties disagree as to whether any QC Product or Product fails to meet the Production Warranties, or the cause of such failure, then the Parties’ representatives shall promptly attempt in good faith to resolve such dispute. If the representatives cannot resolve such dispute, a sample of such Product shall be submitted by the Parties to a mutually agreeable qualified laboratory for testing against the applicable Product Procedures and Specifications, and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the Party whose original Product analysis was in error.

5.4.	On-Time Delivery. Company shall store the finished Products at its site and deliver the Products when ordered by Bluejay from time to time in accordance with the terms and conditions of this Agreement and as set forth in any Purchase Order. All such Products shall conform to and be manufactured and delivered in compliance with the Specifications and the other terms and conditions of this Agreement and any Purchase Order.

5.5.	Delivery. Company shall deliver Products to Bluejay’s designated carrier F.O.B. (Incoterms 2020) Shipping Point, as Bluejay’s expense.

5.6.	Title and Risk of Loss. Title to and risk of loss of Products shall pass from Company to Bluejay only upon delivery to Bluejay’s designated carrier.

5.7.	International Shipments. Company will use and manage a freight forwarding service provider defined by Bluejay for all international shipments of purchased Products. Bluejay’s defined freight forwarding service will be used as the sole method of international shipment until otherwise directed by Bluejay.

6.	TERM AND TERMINATION

6.1.	Term. This Agreement shall be in effect beginning upon the Effective Date and shall continue for a period of five (5) years from the Effective Date, or until terminated in accordance with this Section 6.1 (the “Term”). Term shall be automatically extended for successive periods of one (1) year each, unless either Party shall have otherwise notified to the other Party in writing at least six (6) months prior to the expiry of this Agreement or any extension thereof.

6.2.	Termination for Convenience. After the third anniversary of the Effective Date, either Party may terminate this Agreement upon at least nine (9) months’ prior written notice to the other Party. For the avoidance of doubt, no termination under this Section 6.2 prior to the third-year anniversary of the Effective Date shall be effective.

[Confidential Information of Bluejay and Company]

6.3.	Termination for Cause. Either Company or Bluejay may terminate this Agreement immediately by written notice to the other Party if:

6.3.1.	the other Party has failed to cure its breach of a material provision of this Agreement (or the respective Project Schedule) within sixty (60) days of its receipt of notice of such breach, or

6.3.2.	the other Party becomes insolvent, makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against it (except for involuntary bankruptcies which are dismissed within ninety (90) days) or has a receiver or trustee appointed for substantially all of its property.

6.4.	Return of Materials and Confidential Information. At the request of the other Party following completion or termination of this Agreement, and except as otherwise permitted herein, each Party shall destroy, or return at the other Party’s expense and election, all materials and Confidential Information of the other Party. Notwithstanding such request, a Party may retain in its legal department copies of the Confidential Information of the other Party for the purpose of determining its rights and obligations hereunder. The provisions of this Section 6.4 shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and to Confidential Information or copies thereof which must be stored by the receiving Party according to provisions of Applicable Laws.

6.5.	Return of Technology. Promptly following completion or termination of this Agreement, at a date mutually agreeable to the Parties, the Technology shall be returned to Bluejay or its designee at the sole cost and expense of Bluejay. If the Technology is not removed from the Site within sixty (60) days following completion or termination of this Agreement, Bluejay will be responsible for all storages charges.

6.6.	Survival. Termination or expiration of this Agreement will not relieve either Party of any liability which accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation arising hereunder. Sections 8 and 10 through 12 shall survive any termination or expiration of this Agreement, as the case may be.

7.	PRESS RELEASES

7.1.	Bluejay may, from time to time, refer to Company directly or indirectly in a media release, promotional or marketing materials, lists, or business presentations relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”) upon mutual agreement with Company on the timing and contents of Disclosure.

7.2.	Company grants to Bluejay a limited, non-exclusive and non-transferable license and right to use or copy Company’s trademarks and copyrights including, without limitation, the name “SANYOSEIKO”, in connection with Company performance under this Agreement and in connection with any Disclosure. The license granted hereunder does not include any ownership interest in Company’s trademarks or copyrights and does not include the right to modify or alter in any way such trademarks or copyrights.

[Confidential Information of Bluejay and Company]

8.	CONFIDENTIALITY

8.1.	Restrictions on Use and Disclosure. The Receiving Party shall keep in confidence and shall use the Confidential Information of the Disclosing Party only for the purpose of performing hereunder. The Receiving Party shall apply no lesser security measures and degree of care (and in any event no less than reasonable care) to Confidential Information of the Disclosing Party than it applies to its own confidential or proprietary information of like importance. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any Third Party, other than those officers, directors, employees, agents or representatives of the Receiving Party or its Affiliates who have a need to know such Confidential Information for the purpose of performing hereunder and who are bound in writing to keep such Confidential Information confidential consistent with the obligations under this Agreement. The Receiving Party is and shall remain responsible for any breach of confidentiality by any such officers, directors, employees, agents or representatives of the Receiving Party or its affiliates.

8.2.	Non-Confidential Information. Confidential Information shall not include any information that: (a) the Receiving Party can reasonably demonstrate from its written records was in its possession or the possession of its affiliates prior to receipt from the Disclosing Party, (b) the Receiving Party can reasonably demonstrate from its written records was independently developed by it or its affiliates without use of the Confidential Information of the Disclosing Party, (c) is at the time of disclosure or becomes publicly known, through no fault of the Receiving Party or anyone to whom the Receiving Party has legitimately disclosed the same under this Agreement, (d) the Receiving Party can reasonably demonstrate from its written records that such information was furnished to it by a third party without breach of a duty to the Disclosing Party.

8.3.	The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent required by law or by order of the court or other governmental agency to disclose so long as to the extent permitted by the applicable law the Receiving Party notifies the Disclosing Party in writing of the requirement to disclose prior to such disclosure in order to allow the Disclosing Party a reasonable opportunity to seek an appropriate protective order or other means to protect the confidentiality of such Confidential Information, and reasonably assists the Disclosing Party in obtaining such protection.

8.4.	The Receiving Party acknowledge and agree that the Disclosing Party would be irreparably harmed if this Section 8 is not complied with in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that Disclosing Party shall be entitled to an injunction or injunctions to prevent breaches of this Section and shall have the right to specific enforcement of this Section and its terms and provisions against the Receiving Party in addition to any other remedy to which Disclosing Party may be entitled under this Agreement, at law or in equity.

9.	INTELLECTUAL PROPERTY

9.1.	Company Intellectual Property. Any and all intellectual property in any form, including but not limited to, patents, trademarks, utility models, designs, copyrights, trade secrets, technical facts, know-how, data or advice in written or oral form (the “Intellectual Property”) owned by Company prior to the Effective Date or newly developed independent of this Agreement by Company shall remain the sole property of Company. Nothing contained in this Agreement shall be construed to transfer the ownership to any such Intellectual Property owned by Company to Bluejay.

9.2.	Invention Rights. Company shall promptly disclose to (and only to) Bluejay any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable, made solely by Company or jointly by Company with one or more employees, agents or consultants of Bluejay in connection with Company’ performance of its obligations under this Agreement (each an “Invention”). All Intellectual Property newly conceived or arising in the course of the performance by Company of its obligations hereunder, whether alone or jointly with Bluejay, shall be, and hereby is, assigned by Company to Bluejay. Company shall take such actions, including executing and delivering such documents, as Bluejay may request from time-to-time to compete, evidence or perfect such assignment.

9.3.	Bluejay Intellectual Property. Unless specifically granted otherwise, nothing contained in this Agreement shall be construed to grant Company a license or in any way give ownership to any Bluejay-owned Intellectual Property, except that Company shall have access to such Bluejay-owned Intellectual Property solely as required for Company to fulfill, and solely for the purpose of fulfilling, its contractual obligations herein.

[Confidential Information of Bluejay and Company]

10.	REPRESENTATIONS, WARRANTIES, DISCLAIMERS AND COVENANTS

10.1.	General Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that: (a) it is a corporation duly organized, validly existing, and in good standing under Applicable Laws, (b) it has obtained all necessary consents, approvals and authorizations of all regulatory authorities and other persons required to be obtained by it in connection with this Agreement, and (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part.

10.2.	Company Warranty. Company represents and warrants that as of the applicable Delivery Date (a) all Products (to the extent manufactured or supplied by Company) will conform to the Product Procedures and Specifications; and (b) it will manufacture and store the Products in accordance with the Product Procedures and Specifications, all Applicable Laws and all other terms and conditions of this Agreement. The warranties contained in this Section 10.2 are referred to throughout this Agreement as the “Production Warranties.” Product Warranties by Company shall apply only to Products which defect is found within one (1) year after Delivery as set forth in Section 5.5

10.3.	Non-Compete. Until the expiration or termination of this Agreement, neither Company nor its Affiliates shall directly or indirectly, whether for compensation or not, compete with Bluejay by developing, manufacturing or commercializing any product intended for use as a diagnostic in humans for the same disease or condition for which a Product supplied hereunder is used.

10.4.	Non-Solicit. Until the expiration or termination of this Agreement and for a period of one (1) year thereafter, neither Party nor its Affiliates shall, directly or indirectly, encourage or solicit for employment any officer, director or employee of the other Party or any of its Affiliates who is associated with the performance of such Party’s obligations under this Agreement. However, nothing set forth in this Section 10.4 shall prohibit a Party from indirectly recruiting, soliciting or inducing such employees to leave the other Party through the use of general searches, general advertisements and solicitations in trade journals and the like not targeting such employees, or from discussing employment opportunities with such employees to the extent such employees contact such Party first.

10.5.	No Inconsistent Agreements. Each of Bluejay and Company further hereby represents, warrants and covenants to the other Party that during the Term it will not grant or convey to any Third Party any right, license or interest in any Intellectual Property that is, or would become, inconsistent with the rights and licenses expressly granted to the other Party under this Agreement.

10.6.	No Debarment Nor Prohibited Payments. Company hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Title 21 United States Code Section 335a in performing any activities under this Agreement. Company further represents and warrants that in connection with the subject matter of this Agreement: (a) none of its employees, agents, officers or directors is a Foreign Official as defined in the U.S. Foreign Corrupt Practices Act, (b) it will not make, accept or request any payment, either directly or indirectly, of money or other assets to any Third Party where such payment would constitute violation of any Applicable Laws, including the U.S. Foreign Corrupt Practices Act, (c) regardless of legality, it shall neither make, accept nor request any such payment for the purpose of improperly influencing the decisions or actions of any Third Party, (d) it shall report any suspected or actual violation of this Section 10.6 to the other Party upon becoming aware of the same.

10.7.	Disclaimers. THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR FOR NON-INFRINGEMENT OF A PATENT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHTS.

[Confidential Information of Bluejay and Company]

11.	INDEMNIFICATION AND LIMITATIONS ON LIABILITY AND INSURANCE

11.1.	Indemnification by Company. Company shall defend, indemnify and hold each of Bluejay, its Affiliates, and their respective directors, officers, employees and agents, together with the successors and assigns of any of the foregoing (each, a “Bluejay Indemnitee”) harmless from and against any and all claims, suits, actions, demands or judgments made by a Third Party (collectively, “Third Party Claims”) and any and all resultant liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees) (“Liabilities”), to the extent that such Third Party Claims and Liabilities arise, directly or indirectly out of, or in connection with (a) Company’ negligence or willful misconduct, including without limitation with respect to the operation of the Technology, (b) Company’ violation of Applicable Laws, and (c) the breach by Company of any of its representations and warranties under Sections 9.1 or 9.2.

11.2.	Indemnification by Bluejay. Bluejay shall defend, indemnify and hold each of Company, its Affiliates, and their respective directors, officers, employees and agents, together with the successors and assigns of any of the foregoing (each, a “Company Indemnitee”) harmless from and against any and all Third Party Claims and Liabilities to the extent that such Third Party Claims and Liabilities arise, directly or indirectly out of, or in connection with (a) Bluejay’s negligence or willful misconduct, (b) Bluejay’s violation of Applicable Laws and (c) the breach by Bluejay of any of its representations and warranties under Sections 10.1 or 10.3.

11.3.	Procedure. A Party seeking indemnification under Section 11.1 or Section 11.2 (an “Indemnitee”), shall notify the other Party (the “Indemnitor”) upon becoming aware of any Third Party Claim that may be subject to indemnification under this Section 11.2. Failure to provide such notice shall not constitute a waiver or release of the Indemnitee’s rights to indemnification, except to the extent that such delay or failure materially prejudices the Indemnitor. The Indemnitee shall cooperate reasonably with the Indemnitor and its legal representatives in connection with the investigation and defense of any Third-Party Claim and/or Liability covered by this Section 11.2. Neither Party shall enter into any settlement, consent judgment or other voluntary final disposition of any Third Party Claim and/or Liability for which the other Party seeks indemnification hereunder without the prior written consent of the other Party, if such settlement would: (a) impose any monetary obligation on the other Party or any of its Affiliates, (b) constitute an admission of guilt or wrong-doing by the other Party or any of its Affiliates, or (c) require the other Party or any of its Affiliates to submit to an injunction or otherwise limit the other Party’s or any of its Affiliates’ rights under this Agreement.

11.4.	Limitation of Damages. EXCEPT AS ARISING FROM A BREACH OF CONFIDENTIALITY UNDER SECTION 7 OR FOR LIABILITIES ARISING OUT OF THIRD PARTY CLAIMS UNDER SECTIONS 11.1 OR 11.2, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR OTHER SIMILAR DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT. THE AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY BLUEJAY FOR THE PRODUCTS.

[Confidential Information of Bluejay and Company]

11.5.	Insurance. Company shall maintain commercial general liability, including blanket contractual liability insurance covering the obligations of Company under this Agreement through the term of this Agreement, (and for at least five (5) years thereafter for claims made coverage), which insurance shall afford limits of not less than Five Million U.S. Dollars ($5,000,000) per occurrence and Ten Million U.S. Dollars ($10,000,000) in the aggregate. All policies shall be issued by financially secure companies rated A-VII or better with A.M. Best or like rating agencies and shall be written as primary coverage and not contributing with or in excess of any coverage that Company may carry. Company agrees to name Bluejay as an additional insured on the policies and agrees that such insurance will be primary and non-contributing to any insurance carried by Bluejay and include separation of insureds clauses. Coverage territory will include claims brought in the United States and worldwide, if applicable. Company will provide Bluejay with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability.

12.	MISCELLANEOUS

12.1.	Assignment. Neither Party has the right to assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that (a) either Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to a person that acquires all or majority of the shares or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale, license or otherwise, and (b) each Party may assign this Agreement and all of its rights and obligations hereunder, without such consent, to an Affiliate if the assigning Party remains liable and responsible for the performance and observance of all of the Affiliate’s duties and obligations hereunder. Any assignment not in accordance with this Section 12.1 shall be void.

12.2.	Counterparts. This Agreement may be signed in any number of counterparts (electronic transmission of scanned signatures included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After electronic transmission of scanned signatures, the Parties shall, upon one Party’s request, execute and exchange documents with original signatures.

12.3.	Entire Agreement. This Agreement contains the full and complete understanding of the Parties with respect to the subject matter therefor and supersedes all the prior representations and understandings, whether oral or written. Each party acknowledges that it has not entered into this Agreement on the basis of any warranty, representation, statement, agreement or undertaking except those expressly set out in this Agreement. Other than in relation to any fraudulent misrepresentation or fraudulent concealment prior to the execution of this Agreement, or any right to rescind this Agreement in respect of any representation which is not an express provision of this Agreement.

12.4.	Force Majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

12.5.	Governing Law; Jurisdiction. Purchase Orders and any disputes arising out of or relating to this Agreement will be governed by, and construed and interpreted in accordance with, the laws of New York, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The United Nations Convention on the International Sale of Goods shall not be applicable to this Agreement and any Purchase Order.

12.6.	Dispute Resolution. All disputes arising out of or in connection with this Agreement or any Purchase Order shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The venue of arbitration shall be in Tokyo, Japan if initiated by Bluejay and in New York, NY, the USA if initiated by Company. The language of the arbitration shall be English. The award rendered by the arbitrator(s) shall be final and binding upon the parties. Notwithstanding aforementioned, either Party may apply to a court of competent jurisdiction for an order for lawful preservative or conservatory measures, including interim injunctive relief (whether prohibitory or mandatory) in cases of due urgency only.

[Confidential Information of Bluejay and Company]

12.7.	No Third-Party Beneficiaries. Except as expressly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity other than the Parties hereto and their respective successors and assigns.

12.8.	Notice. All notices under this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by overnight courier service, to the attention of the authorized representative at the addresses of the respective Parties set forth in the first paragraph of this Agreement.

12.9.	Relationship of the Parties. The relationship of the Parties is that of independent contractors. Nothing in this Agreement creates, implies or evidences a partnership or joint venture between the Parties, or authorizes a Party to act as agent for the other.

12.10.	Use of Trademark and Name. Company may not use Bluejay’s name or trademarks, or refer to or disclose the existence of this Agreement or the obligations performed hereunder, directly or indirectly, without the prior written consent of Bluejay’s Corporate Communications department.

12.11.	Validity/Severability. If the whole or any part of any provision of this Agreement is void or unenforceable in any jurisdiction, the other provisions of this Agreement, and the rest of the unenforceable provision, will continue in force in that jurisdiction, and the validity and enforceability of that provision in any other jurisdiction will not be affected, and shall remain in full force and effect.

12.12.	Waiver; Modification of Agreement. No waiver, amendment, or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law will constitute a waiver of that (or any other) right or remedy. No single or partial exercise of such right or remedy will preclude or restrict the further exercise of that (or any other) right or remedy.

[Signatures appear below]

[Confidential Information of Bluejay and Company]

In witness whereof, Bluejay and Company have executed this Agreement as of the Effective Date by their respective duly authorized representatives.

Bluejay Diagnostics Inc.		Company

By:	/s/ Neil Dey	By:	/s/ Futoshi Shirakawa
Name:	Neil Dey	Name:	Futoshi Shirakawa
Title:	CEO	Title:	CEO
Date:	07/22/2021	Date:	07/22/2021

[Exhibits A, B, C, D and E appear on subsequent pages]

[Confidential Information of Bluejay and Company]

Exhibit A

PRODUCTS AND SPECIFICATIONS

Symphony Fluorescence Immunonalyzer

To be defined.

Symphony Fluorescence Immunoanalyzer Power Cable

To be defined.

Symphony Balance Cartridge

To be defined.

Symphony Thermal Printer Paper

To be defined.

Labeling and Packaging

To be define

[Confidential Information of Bluejay and Company]

Exhibit B

QUALITY CONTROL

Symphony Fluorescence Immunonalyzer

To be defined.

Symphony Fluorescence Immunoanalyzer Power Cable

To be defined.

Symphony Balance Cartridge

To be defined.

Symphony Thermal Printer Paper

To be defined.

Labeling and Packaging

To be define

[Confidential Information of Bluejay and Company]

Exhibit C

PURCHASE AND SUPPLY

Purchase and Supply Obligations. For the term set forth in this Master Supply Agreement, Bluejay will purchase to following Products listed in the table below from Company and Company shall supply the Products listed in the table below to Bluejay.

Failure to Supply. In the event Company fails to deliver the quantities of Products specified in any binding Purchase Order by more than sixty (30) days of the delivery date set forth therein due to the reasons directly attributable to Company, then Company will reduce the price by 10%.

Safety Stock. Company will procure and maintain for the manufacturing of the Products listed in the table below a safety stock of raw materials and other components required to be used by Company for the manufacture of these Products and as necessary to satisfy the minimum order quantities specified in the Rolling Quarterly Forecast. Company will use commercially reasonable efforts to procure strategic supply for any raw materials that have a lead-time in excess of the binding period for a raw material that may be reasonably expected to be in short supply based on industry trends within the three (3) month forecasted quantity. Company will be responsible for the costs and expenses for such safety stock.

Price. The price for the Products are listed in the table below on a FOB basis (INCOTERMS 2010) and shall not include any import duties or sales, use, or excise taxes of any jurisdiction, all of which, if and to the extent applicable, are the responsibility of Bluejay. Detailed terms relating to the purchase and supply of the Products shall be further discussed and determined by the Parties.

Product	Price
Symphony Fluorescence Immunoanalyzer	TBD
Power Cable	Included with Symphony Fluorescence Immunoanalyzer
Symphony Balance Cartridge	Included with Symphony Fluorescence Immunoanalyzer
Symphony Thermal Printer Paper	Included with Symphony Fluorescence Immunoanalyzer
Labeling and packaging for all Products	Included with Symphony Fluorescence Immunoanalyzer

[Confidential Information of Bluejay and Company]

Exhibit D

FORM OF PURCHASE ORDER

bluejay

PURCHASE ORDER

Bluejay Diagnostics, Inc.

360 Massachusettes Ave, Suite 203
Acton, MA 01720, USA
(P)978.274.7757 (F)501.629.3609

P.O. NO.
DATE December 7, 2018
CUSTOMER ID

VENDOR
Company
Address
City, State, Zip Code
Phone

SHIP TO

Bill To

SHIPPING METHOD	SHIPPING TERMS	DELIVERY DATE

Payment Method: Payment Terms: Payment Date:

QTY	ITEM #	DESCRIPTION		UNIT PRICE	LINE TOTAL
					$
				SUBTOTAL	
				SALES TAX	
				TOTAL	

1. Please send two copies of your invoice.
2. Enter this order in accordance with the prices, terms, delivery method, and specifications listed above.
3. Please notify us immediately if you are unable to ship as specified.
4. Send all correspondence to:
Amman Haldri
Bluejay Diagnostics, Inc.
360 Massachusettes Ave., Suite 203
Acton, MA 01720, USA
Tel: 978.274.7757

Authorized by: Amman Haldri 12/7/2018

[Confidential Information of Bluejay and Company]

Exhibit E

TECHNOLOGY AND PROCEDURES

Symphony Fluorescence Immunonalyzer

To be defined.

Symphony Fluorescence Immunoanalyzer Power Cable

To be defined.

Symphony Balance Cartridge

To be defined.

Symphony Thermal Printer Paper

To be defined.

Labeling and Packaging

To be define

[Confidential Information of Bluejay and Company]